EXHIBIT 3.3
                                                                     -----------

               CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES
                                     OF THE
            SERIES D 5% CUMULATIVE CONVERTIBLE VOTING PREFERRED STOCK
                                       OF
                     VASCO DATA SECURITY INTERNATIONAL, INC.

           (Pursuant to Section 151 of the General Corporation Law of
                             the State of Delaware)

                  The undersigned, being the Chief Executive Officer of VASCO Data Security International, Inc., a Delaware corporation (the "CORPORATION"), does hereby certify, that the following resolution has been duly adopted by the board of directors of the Corporation:

                  RESOLVED, that pursuant to the authority expressly granted to and vested in the board of directors of the Corporation (the "BOARD") pursuant to the General Corporation Law of the State of Delaware, as amended, and by the provisions of the Corporation's Certificate of Incorporation, as amended to date (the "CERTIFICATE OF INCORPORATION"), the Board hereby creates a series of preferred stock of the Corporation, par value $0.01 per share, each share having a stated value (the "STATED VALUE") of $10,000.00, such series consisting of 800 shares (which shall not be subject to increase without the consent of the Holders (as defined below) of a majority of the outstanding Preferred Stock, which shall be designated as the "Series D 5% Cumulative Convertible Voting Preferred Stock" (the "CONVERTIBLE PREFERRED Stock"), which series shall have the following powers, designations, preferences and relative participating, optional, voting or other rights, and the following qualifications, limitations or restrictions:

I. DIVIDENDS. The holders of the Convertible Preferred Stock (each, a "HOLDER" and collectively, the "HOLDERS") shall be entitled to receive, when, if and as declared by the Board, out of funds legally available therefor, cumulative dividends payable as set forth in this Section I.

     A. Accrual and Payment. Dividends on the Convertible Preferred Stock shall accrue and shall be cumulative from the date of issuance of the shares of Convertible Preferred Stock (the "DATE OF ORIGINAL ISSUE"), whether or not earned or declared by the Board. Until paid, the right to receive dividends on the Convertible Preferred Stock shall accumulate, and shall be payable in arrears in cash or shares of the Corporation's class of common stock, par value $0.001 per share (the "COMMON STOCK"), or stock of any other class into which such shares may hereafter have been reclassified or changed, on March 31, June 30, September 30 and December 31 of each year (a "DIVIDEND PAYMENT DATE"), commencing on December 31, 2003 (the "INITIAL DIVIDEND PAYMENT DATE") except that if such Dividend Payment Date is not a Business Day, then the Dividend Payment Date will be the immediately preceding Business Day. The dividend payment to be made on the Initial Dividend Payment Date shall include a prorated accrued dividend for the period between the Date of Original Issue and September 30, 2003. The decision whether to pay dividends hereunder in Common Stock or cash shall be at the sole discretion of the Corporation; provided, however, that if the Corporation elects to pay a dividend in Common Stock and the receipt thereof by a Holder would be in excess of the Beneficial Ownership Cap (as hereinafter defined), then such dividend shall cumulate for up to 10 years after the Date of Original Issue (the "FINAL DISTRIBUTION DATE") and shall be paid, in whole or in part, on the first date when such payment would not be in excess of

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the Beneficial Ownership Cap, and the unpaid portion of any such dividend shall continue to cumulate and be paid thereafter on the next date when such payment would not be in excess of the Beneficial Ownership Cap. Any dividends not paid pursuant to the preceding sentence shall be paid on the Final Distribution Date. Without limiting the foregoing, it shall be the responsibility of the Corporation to determine compliance with the Nasdaq Cap (as hereinafter defined). If at any time the Corporation determines that the Nasdaq Cap is likely to be exceeded, whether as a result of a dividend paid in Common Stock or otherwise, the Corporation shall pay all subsequent dividends in cash, until such time as the Corporation determines that the Nasdaq Cap is no longer likely to be exceeded. Subject to the foregoing, each such dividend declared by the Board shall be paid to the Holders of record as they appear on the stock register of the Corporation on the Record Date (defined below). Dividends in arrears for any past dividend period may be declared by the Board and, subject to the provisions with respect to the Beneficial Ownership Cap and the Nasdaq Cap, paid on shares of the Convertible Preferred Stock on any date fixed by the Board, whether or not a regular Dividend Payment Date, to Holders of record as they appear on the Corporation's stock register on the record date. The record date (the "RECORD DATE"), shall be fixed in advance by the Board, or, to the extent not fixed, shall be the Business Day immediately preceding the date such dividend is paid. Any dividend payment made on shares of the Convertible Preferred Stock shall first be credited against the dividends accumulated with respect to the earliest dividend period for which dividends have not been paid. Dividends not paid on a Dividend Payment Date shall bear interest, whether or not such dividend has been declared, at the Dividend Rate (or such lesser rate equal to the highest rate permitted by applicable law) until paid. For purposes hereof, a "BUSINESS DAY" is any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of Delaware.

     B. Dividend Rate. The dividend rate (the "DIVIDEND RATE") on each share of Convertible Preferred Stock shall be five percent (5%) per share per annum compounded quarterly on the Stated Value of each such share for the period from the Date of Original Issue until the Initial Dividend Payment Date and, for each dividend period thereafter, which shall commence on the last day of the preceding dividend period and shall end on the next Dividend Payment Date, shall be at the Dividend Rate on such Stated Value. The amount of dividends per share of the Convertible Preferred Stock payable for each dividend period or part thereof (the "DIVIDEND VALUE") shall be computed by multiplying the Dividend Rate for such dividend period by a fraction the numerator of which shall be the number of days in the dividend period or part thereof (calculated by counting the first day thereof but excluding the last day thereof) on which such share was outstanding and the denominator of which shall be 360 and multiplying the result by the Stated Value. If a dividend is to be paid in Common Stock, the Common Stock shall be valued at the Current Market Price as of the Business Day immediately preceding the date on which the dividend is paid. In furtherance thereof, the Corporation shall reserve out of the authorized but unissued shares of Common Stock, solely for issuance in respect of the payment of dividends as herein described, a sufficient number of shares of Common Stock to pay such dividends, when, if and as declared by the Board of Directors.

                  For purposes hereof, "CURRENT MARKET PRICE" means, in respect of any share of Common Stock on any date herein specified:


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

                  1. if there shall not then be a public market for the Common Stock, ninety percent (90%) multiplied by the Appraised Value (as hereinafter defined) per share of Common Stock at such date, or

                  2. if there shall then be a public market for the Common Stock, ninety percent (90%) multiplied by the average of the daily market prices for the 20 consecutive trading days immediately before such date. The daily market price for each such trading day shall be (a) the last sale price on such day on the principal stock exchange (including the Nasdaq Stock Market, Inc. ("NASDAQ")) on which such Common Stock is then listed or admitted to trading, or quoted, as applicable, (b) if no sale takes place on such day on any such exchange, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange (including Nasdaq), (c) if the Common Stock is not then listed or admitted to trading on any stock exchange, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by Nasdaq or the National Quotation Bureau, Inc., (d) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (e) if there is no such firm, as furnished by any member of the National Association of Securities Dealers, Inc. ("NASD") selected mutually by the Holders of a majority of the Preferred Stock and the Corporation or, if they cannot agree upon such selection, as selected by two such members of the NASD, one of which shall be selected by a majority of the Holders and one of which shall be selected by the Corporation.

                  For purposes hereof, "APPRAISED VALUE" means, in respect of any share of Common Stock on any date herein specified, the fair saleable value of such share of Common Stock (determined without giving effect to the discount for (i) a minority interest or (ii) any lack of liquidity of the Common Stock or to the fact that the Corporation may have no class of equity registered under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) as of the last day of the most recent fiscal month end prior to such date specified, based on the value of the Corporation, as determined by a nationally recognized investment banking firm selected by the Board and having no prior relationship with the Corporation, and reasonably acceptable to the holders of at least a majority of the then outstanding shares of Convertible Preferred Stock (the "MAJORITY HOLDERS").

     C. Except as hereinafter provided, no dividends shall be declared or paid or set apart for payment on the shares of Common Stock or any other class or series of capital stock of the Corporation for any dividend period unless full cumulative dividends have been or contemporaneously are declared and paid on the Convertible Preferred Stock through the most recent Dividend Payment Date. If full cumulative dividends have not been paid on shares of the Convertible Preferred Stock, all dividends declared on shares of the Convertible Preferred Stock shall be paid pro rata to the Holders in proportion to the full accrued but unpaid dividends attributable to each such Holder's Convertible Preferred Stock. No dividend on any other class or series of capital stock of the Corporation shall be paid unless, at the time of such payment, all accrued dividends on the Convertible Preferred Stock have been paid.


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

II.  VOTING RIGHTS.
     -------------

     A. General. Except as otherwise provided herein or by law, the Holders shall have full voting rights and powers, subject to the Beneficial Ownership Cap and the Nasdaq Cap (as defined in Section V.F), equal to the voting rights and powers of holders of Common Stock and shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, with respect to any question upon which holders of Common Stock have the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. Each Holder shall be entitled to a number of votes equal to the number of shares of Common Stock into which such shares of Convertible Preferred Stock could be converted on the record date for the taking of a vote at the then current Conversion Value (as hereinafter defined), subject to the Beneficial Ownership Cap and the Nasdaq Cap, or, if no record date is established, at the day prior to the date such vote is taken or any written consent of shareholders is first executed. Fractional votes shall not be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Convertible Preferred Stock held by each Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward), subject to the Beneficial Ownership Cap and the Nasdaq Cap.

     B. Special. The Corporation shall not, without the affirmative vote of the Majority Holders:

                  1. authorize, create (by way of reclassification or otherwise) or issue any additional shares of Convertible Preferred Stock, or any Senior Securities (as hereinafter defined) or Pari Passu Securities (as hereinafter defined) or any obligation or security convertible into, exchangeable for or evidencing the right to purchase any Senior Securities or Pari Passu Securities;

                  2. alter or change the rights, preferences or privileges of the Convertible Preferred Stock, or increase the authorized number of shares of Convertible Preferred Stock;

                  3. alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Convertible Preferred Stock;

                  4. redeem, repurchase or otherwise acquire, or declare or pay any cash dividend or distribution on, any Junior Securities;

                  5. increase the par value of the Common Stock;

                  6. other than (A) a credit facility with an Eligible Lender (as that term is defined below); or (B) any financing with any lender where (x) the interest rate, per annum, applicable to such financing is no greater than the highest rate of interest published as the "Prime Rate" in the "Money Rates" section of the Wall Street Journal from time to time (or, in the event such rate of interest is no longer reported in the Wall Street Journal, any other commercially reasonable method of determining such rate of interest as is satisfactory to the Majority Holders), plus 5%, and (y) the facility fees, up-front fees, commitment fees, set up fees or other similar fees applicable to such financing are no more than such customary and reasonable fees pursuant to such financing, issue any debt securities or incur any indebtedness that would

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have any preferences over the Convertible Preferred Stock upon liquidation of the Corporation, or redeem, repurchase, prepay or otherwise acquire any outstanding debt securities or indebtedness of the Corporation, except as expressly required by the terms of such securities or indebtedness;

                  7. enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions; or

                  8. cause or authorize any subsidiary of the Corporation to engage in any of the foregoing actions.

Notwithstanding the foregoing, no change pursuant to this Section II.B shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Convertible Preferred Stock then outstanding. For the purposes of this Section, "ELIGIBLE LENDER" means a commercial bank, a savings and loan association, a savings bank, a finance company, insurance company or other financial institution that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having a combined capital and surplus or total assets of at least $500,000,000.00.

III.  RANK.
      ----
                  All shares of the Convertible Preferred Stock shall rank (i) prior to the Common Stock and any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the Majority Holders obtained in accordance with Section II.B hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Convertible Preferred Stock) (collectively with the Common Stock, "JUNIOR SECURITIES"); (ii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority Holders obtained in accordance with Section II.B hereof) specifically ranking, by its terms, on parity with the Convertible Preferred Stock (the "PARI PASSU SECURITIES"); and (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority Holders obtained in accordance with Section II.B hereof) specifically ranking, by its terms, senior to the Convertible Preferred Stock (collectively, the "SENIOR SECURITIES"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

IV.  RIGHTS ON LIQUIDATION.
     ---------------------

     A. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (any such event being hereinafter referred to as a "LIQUIDATION"), before any distribution of assets of the Corporation shall be made to or set apart for the holders of Common Stock or of any securities of the Corporation which are junior to the Convertible Preferred Stock as to dividends, distributions or distributions upon Liquidation, the Holders shall be entitled to receive payment out of such assets of the Corporation in an amount equal to the greater of (i) the Liquidation Preference, or (ii) the cash or other property distributable upon such Liquidation with respect to the shares of Common Stock into which such shares of Convertible Preferred Stock, including any accrued dividends thereon, could have been converted immediately prior to such payment. The "LIQUIDATION PREFERENCE" for the Convertible Preferred Stock shall be an amount equal to 100% of the Stated Value plus any accumulated and unpaid dividends thereon (whether or not earned or declared). If the assets of the Corporation available for distribution to the Holders shall not be sufficient to make in full the payment herein required, such assets shall be distributed pro-rata among the Holders based on the aggregate Liquidation Preferences of the shares of Convertible Preferred Stock held by each such Holder.

     B. If the assets of the Corporation available for distribution to shareholders exceed the aggregate amount payable pursuant to Section IV.A with respect to all shares of Convertible Preferred Stock then outstanding, then, after the payment required by Section IV.A above shall have been made or irrevocably set aside, the holders of Common Stock shall be entitled to receive with respect to each share of Common Stock payment of a pro rata portion of such assets based on the aggregate number of shares of Common Stock held by each such holder.

V.   CONVERSION BY THE HOLDER.
     ------------------------

     A. Right to Convert. Subject to the limitation set forth in Section V.F hereof, each Holder shall have the right at any time, at such Holder's option, to convert all or any whole number of such Holder's shares of Convertible Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the aggregate Stated Value of the shares of Convertible Preferred Stock to be converted plus any accrued but unpaid dividends thereon by (ii) the Conversion Value (as hereinafter defined) then in effect. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any Convertible Preferred Stock. With respect to any fraction of a share of Common Stock called for upon any conversion, the Corporation shall pay to the Holder an amount in cash equal to such fraction multiplied by the Current Market Price.

     B. Mechanics of Conversion. Such right of conversion shall be exercised by any Holder by delivering to the Corporation a conversion notice in the form attached hereto as Exhibit A (the "CONVERSION NOTICE"), appropriately completed and duly signed and specifying the number of whole shares of Convertible Preferred Stock that the Holder elects to convert (the "CONVERTING SHARES") into shares of Common Stock on the date specified in the Conversion Notice (which date shall not be earlier than the date on which the Conversion Notice is delivered to the Corporation), and by surrender of the certificate or certificates representing such Converting Shares. The Conversion Notice shall also contain a statement of the name or names (with addresses and tax identification or social security numbers) in which the certificate or certificates for Common Stock shall be issued, if other than the name in which the Converting Shares are registered. Promptly, but in no event more than five
(5) Business Days, after the receipt of the Conversion Notice and surrender of the Converting Shares, the Corporation shall issue and deliver, or cause to be delivered, to the holder of the Converting Shares or such holder's nominee, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such Converting Shares together with cash in lieu of any fractional interest in a share of Common Stock together with a new certificate covering the number of shares of Convertible Preferred Stock representing the unconverted portion of the shares represented by the Convertible Preferred Stock certificate surrendered. Such conversion shall be deemed to have been effected as of the close of business on the date specified in the Conversion Notice in accordance with the terms hereof (the "CONVERSION DATE"), and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the holder or holders of record of such shares of Common Stock as of the close of business on the Conversion Date.

     C.  Common Stock Reserved.
         ---------------------

                  1. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for issuance upon the conversion of shares of Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Convertible Preferred Stock at the time outstanding (the "RESERVED AMOUNT").

                  2. If the Reserved Amount for any three consecutive trading days (the last of such three trading days being the "AUTHORIZATION TRIGGER DATE") shall be less than one hundred percent (100%) of the number of shares of Common Stock issuable upon full conversion of the then outstanding shares of Convertible Preferred Stock (without giving effect to the limitations contained in Section V.F), the Corporation shall immediately notify the holders of Convertible Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to one hundred percent (100%) of the number of shares of Common Stock then issuable upon full conversion of all of the outstanding Convertible Preferred Stock at the then current Conversion Price (without giving effect to the limitations contained in Section V.F). In the event the Corporation fails to so increase the Reserved Amount within 90 days after an Authorization Trigger Date, each Holder of Convertible Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time, by delivery of a Redemption Notice to the Corporation, to require the Corporation to redeem for cash, at an amount per share equal to the Redemption Amount (as defined in Section VII), a number of the holder's shares of Convertible Preferred Stock such that, after giving effect to such redemption, the then unissued portion of such holder's Reserved Amount is at least equal to one hundred percent (100%) of the total number of shares of Common Stock issuable upon conversion of such holder's shares of Convertible Preferred Stock. If the Corporation fails to redeem any of such shares within five business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Section VII.

     D. Conversion Value. The initial conversion value for the Convertible Preferred Stock shall be $2.00 per share of Common Stock, such value to be subject to adjustment in accordance with the provisions of this Section V. Such conversion value in effect from time to time, as adjusted pursuant to this
Section V, is referred to herein as a "CONVERSION VALUE." All of the remaining provisions of this Section V shall apply separately to each Conversion Value in effect from time to time with respect to Convertible Preferred Stock.

     E. Stock Dividends, Subdivisions and Combinations. If at any time while the Convertible Preferred Stock is outstanding, the Corporation shall:

                  1. take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, additional shares of Common Stock,

                  2. subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

                  3. combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then in each such case the Conversion Value shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately after such event. Any adjustment made pursuant to clause (1) of this Section V.E shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (2) or (3) of this Section V.E shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that a Conversion Value is calculated hereunder, then the calculation of such Conversion Value shall be adjusted appropriately to reflect such event.

     F. Blocking Provisions. Notwithstanding any contrary or inconsistent provision hereof, the number of shares of Common Stock that may be acquired by any Holder upon any conversion of Convertible Preferred Stock or that shall be entitled to voting rights under Section II hereof, and for which the Corporation may issue Common Stock to any holder of Convertible Preferred Stock as payment of any dividend, shall be limited to the extent necessary to insure that, following such conversion, the number of shares of Common Stock then owned of record by such Holder and any other persons or entities whose record ownership of Common Stock would be aggregated with the Holder's for purposes of Section 13(d) of the Exchange Act (including shares held by any "group" of which the Holder is a member) does not exceed (i) 4.95% of the total number of shares of Common Stock then issued and outstanding (the "BENEFICIAL OWNERSHIP CAP"); or
(ii) 19.9% of the total number of shares of Common Stock issued and outstanding as of the Date of Original Issue times a fraction the numerator of which is the maximum number of shares of Common Stock issuable upon conversion by such Holder of all of its shares of Convertible Preferred Stock and the denominator of which is the aggregate maximum amount of shares of Common Stock issuable upon conversion by all Holders of all outstanding shares of the Convertible Preferred Stock (the "NASDAQ CAP"); provided, however, that the Convertible Preferred Stock shall remain subject to the mandatory conversion provisions set forth in
Section VI, notwithstanding the fact that, but for this proviso, such mandatory conversion of the Preferred Stock would exceed the Beneficial Ownership Cap. For purposes hereof, "group" has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission, and the percentage held by the Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. Each delivery of a Conversion Notice by a Holder will constitute a representation by such Holder that it has evaluated the limitation set forth in this Section V.F and determined, subject to the accuracy of information filed under the Securities Act and the Exchange Act by any person or entity other than such Holder with respect to the outstanding Common Stock (including securities or property convertible into or exchangeable for Common Stock, with or without the payment of consideration), that the issuance of the full number of shares of Common Stock requested in such Conversion Notice is permitted under this Section V.F, and the Corporation shall have no obligations to such Holder to verify compliance with the Beneficial Ownership Cap or the Nasdaq Cap. This Section V.F shall be construed and administered in such manner as shall be consistent with the intent of the first sentence of this Section V.F. Any provision hereof which would require a result that is not consistent with such intent shall be deemed severed herefrom and of no force or effect with respect to the conversion contemplated by a particular Conversion Notice. The restriction contained in this Subsection (i) of this Section V.F may not be altered, amended, deleted or changed in any manner whatsoever unless a majority of the outstanding shares of Common Stock and the Majority Holders shall approve, in writing, such alteration, amendment, deletion or change. In the event the Corporation is prohibited from issuing Common Stock to any holder of Convertible Preferred Stock as payment of any dividend, it shall pay such dividend to such holder in cash.

VI.  MANDATORY CONVERSION AT THE CORPORATION'S ELECTION.
     --------------------------------------------------

     A. Subject to the Required Conditions contained in Section VI.C, the Corporation may call for conversion of all or any portion of the Convertible Preferred Stock no earlier than the later of the first anniversary of the issuance of the first share of the Convertible Preferred Stock (the "FIRST ANNIVERSARY") or the effective date of a registration statement filed with the Commission for the registration of the Common Stock into which the Preferred Stock is convertible (the "REGISTRATION DATE"), upon the occurrence of any of the following:

                  1. the Common Stock is traded on any national securities exchange or quoted on the Nasdaq National Market or Nasdaq SmallCap Market, and the closing price per share of the Common Stock is greater than 200% multiplied by the Conversion Value for at least twenty (20) out of thirty (30) consecutive trading days since the later of the First Anniversary and the Registration Date; or

                  2. the sale by the Corporation of its Common Stock in a firm commitment public underwritten offering in which (a) the per share offering price of the Common Stock is greater than 200% multiplied by the Conversion Value and (b) the aggregate gross proceeds of such offering exceeds $15,000,000; or

                  3. the closing of a transaction that results in a Change of Control (as hereinafter defined), pursuant to which the Common Stock is valued at a per share price equal to or greater than 200% multiplied by the Conversion Value;

provided, however, that, if the mandatory conversion contemplated by this
Section VI.A is based on the satisfaction of the conditions set forth in clause 1 of this Section VI.A, the Corporation shall be permitted to require conversion in any quarter of no more than 25% of the total number of shares of Convertible Preferred Stock issued on the Date of Original Issue.

     B. If the Corporation elects to call for the mandatory conversion of the Convertible Preferred Stock in accordance with Section VI.A, the Corporation shall give written notice thereof to the Holders (the "CALL FOR CONVERSION"), signed by the Chief Executive Officer or Chief Financial Officer of the Convertible Preferred Stock. The Call for Conversion shall (A) specify on which of the three bases for mandatory conversion set forth in Section VI.A the call is based and (B) include information reasonably sufficient for the Holder to confirm compliance with Section VI.A. No more than two (2) Business Days following receipt of a Call for Conversion, Holder shall convert the shares of Convertible Preferred Stock subject to such Call for Conversion, in the manner set forth in Section V.B.


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

     C. The "Required Conditions" shall consist of the following:

                  1. Each Registration Statement required to be filed by the Corporation pursuant to the Purchase Agreement shall have been declared effective by the Securities and Exchange Commission (it being understood that the Corporation shall comply with its obligations under the Purchase Agreement relating to the effectiveness of the Registration Statements) and shall have been kept effective in accordance with the Purchase Agreement;

                  2. No Redemption Event (as defined in Section VII.A below) shall have occurred without having been cured;

                  3. All amounts, if any, then accrued and payable under this Certificate of Designation or the Purchase Agreement shall have been paid.

VII. REDEMPTION DUE TO CERTAIN EVENTS.
     --------------------------------

     A. Redemption by Holder. In the event (each of the events described below after expiration of the applicable cure period (if any) being a "REDEMPTION EVENT"):

                  1. the Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the Holders of Convertible Preferred Stock upon conversion of the Convertible Preferred Stock upon written request of any Purchaser pursuant to Rule 144(k) promulgated under the Securities Act or the Corporation fails to cause an opinion of counsel to be delivered to the Corporation's transfer agent with respect to the subsequent transfer of Common Stock issued to the Holders of the Convertible Preferred Stock upon conversion to the effect that the certificates representing any such Common Stock sold and transferred pursuant to an effective registration statement filed with the SEC shall be issued without a restrictive legend (a "LEGEND REMOVAL FAILURE"), and any such failure continues uncured for five business days after the Corporation has been notified thereof in writing by the Holder;

                  2. the Corporation provides written notice (or otherwise indicates) to any Holder of Convertible Preferred Stock, or states by way of public announcement distributed via a press release, at any time, of its intention not to issue, or otherwise refuses to issue, shares of Common Stock to any Holder of Convertible Preferred Stock upon conversion in accordance with the terms of this Certificate of Designations, other than a refusal related to the Beneficial Ownership Cap or Nasdaq Cap;

                  3. the Corporation or any subsidiary of the Corporation shall make a voluntary assignment for the benefit of creditors in an amount exceeding $1.0 million in the aggregate, or voluntarily apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business;

                  4. Except with respect to matters covered by subparagraphs 1-3 above, as to which such applicable subparagraphs shall apply, the Corporation otherwise shall breach any material term hereunder or under the Purchase Agreement, or the Warrants, including, without limitation, the representations and warranties contained therein relating to corporate existence, power and authorization or compliance with its charter documents or solvency (i.e., in the event of a material breach as of the date such representation and warranty was made) and if such breach is curable, shall fail to cure such breach within ten business days after the Corporation has been notified thereof in writing by the holder;

then, upon the occurrence of any such Redemption Event, each Holder of shares of Convertible Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a written notice to such effect (a "REDEMPTION NOTICE") to the Corporation while such Redemption Event continues, to require the Corporation to purchase for cash any or all of the then outstanding shares of Convertible Preferred Stock held by such Holder for an amount per share equal to the Redemption Amount (as defined in Section VII.B below) in effect at the time of the redemption hereunder. For the avoidance of doubt, the occurrence of any event described in clauses 2 and 3 above shall immediately constitute a Redemption Event and there shall be no cure period. Upon the Corporation's receipt of any Redemption Notice hereunder (other than during the three trading day period following the Corporation's delivery of a Redemption Announcement (as defined below) to all of the Holders in response to the Corporation's initial receipt of a Redemption Notice from a Holder of Convertible Preferred Stock), the Corporation shall immediately (and in any event within three business days following such receipt) deliver a written notice (a "REDEMPTION ANNOUNCEMENT") to all Holders of Convertible Preferred Stock stating the date upon which the Corporation received such Redemption Notice and the amount of Convertible Preferred Stock covered thereby. The Corporation shall not redeem any shares of Convertible Preferred Stock during the three trading day period following the delivery of a required Redemption Announcement hereunder. At any time and from time to time during such three trading day period, each Holder of Convertible Preferred Stock may request (either orally or in writing) information from the Corporation with respect to the instant redemption (including, but not limited to, the aggregate number of shares of Convertible Preferred Stock covered by Redemption Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting Holder.

     B. Definition of Redemption Amount. The "REDEMPTION AMOUNT" with respect to a share of Preferred Stock means an amount equal to the greater of:

                  (i)   V     x     M
                        -------------
                        CP

         and      (ii)  V     x     R
                        -------------

where:

                  "V" means the Face Amount thereof plus all accrued dividends thereon through the date of payment of the Redemption Amount;

                  "CP" means the Conversion Price in effect on the date on which the Corporation receives the Redemption Notice;

                  "M" means (i) the highest Closing Sales Price of the Common Stock during the period beginning on the date on which the Corporation receives the Redemption Notice and ending on the date immediately preceding the date of payment of the Redemption Amount; and

                  "R" means 120%.

     C. Redemption Defaults. If the Corporation fails to pay any Holder the Redemption Amount with respect to any share of Convertible Preferred Stock within five business days after its receipt of a Redemption Notice, then the Holder of the Convertible Preferred Stock entitled to redemption shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law from the date on which the Corporation receives the Redemption Notice until the date of payment of the Redemption Amount hereunder. In the event the Corporation is not able to redeem all of the shares of Convertible Preferred Stock subject to Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Corporation shall redeem shares of Convertible Preferred Stock from each Holder pro rata, based on the total number of shares of Convertible Preferred Stock outstanding at the time of redemption included by such Holder in all Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Convertible Preferred Stock outstanding at the time of redemption included in all of the Redemption Notices delivered prior to the date upon which such redemption is to be effected.

VIII. OTHER PROVISIONS APPLICABLE TO ADJUSTMENTS.
      ------------------------------------------

                  The following provisions shall be applicable to the making of adjustments of the number of shares of Common Stock into which the Convertible Preferred Stock is convertible and the current Conversion Value provided for in
Section V:

     A. When Adjustments to Be Made. The adjustments required by Section V shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any adjustment to the Conversion Value that would otherwise be required may be postponed up to, but not beyond the Conversion Date if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than 1% of the shares of Common Stock into which the Convertible Preferred Stock is convertible immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by
Section V and not previously made, would result in a minimum adjustment on the Conversion Date. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

     B. Fractional Adjustments. In computing adjustments under Section V, fractional adjustments to the Conversion Value shall be taken into account to the nearest 1/100th of a cent.

     C. Escrow of Stock. If after any property becomes distributable pursuant to
Section V by reason of the taking of any record of the holders of Common Stock, but prior to the occurrence of the event for which such record is taken, a Holder converts the Convertible Preferred Stock, such Holder shall continue to be entitled to receive any shares of Common Stock issuable upon conversion under

Section V by reason of such adjustment and such shares or other property shall be held in escrow for the Holder by the Corporation to be issued to Holder upon and to the extent that the event actually takes place. Notwithstanding any other provision to the contrary herein, if the event for which such record was taken fails to occur or is rescinded, then such escrowed shares shall be canceled by the Corporation and escrowed property returned to the Corporation.

IX.  MERGER, CONSOLIDATION OR DISPOSITION OF ASSETS.
     ----------------------------------------------

                  If, while the Preferred Stock is outstanding, there occurs:
(i) an acquisition by an individual or legal entity or group (as defined in Rule 13d-3 of the Exchange Act) of more than one-half of the voting rights or equity interests in the Corporation; or (ii) a merger or consolidation of the Corporation or a sale, transfer or other disposition of all or substantially all the Corporation's property, assets or business to another corporation where the holders of the Corporation's voting securities prior to such transaction fail to continue to hold at least a majority of the voting power of the surviving or acquiring corporation (a "CHANGE OF CONTROL"), and, pursuant to the terms of such Change of Control, shares of common stock of the surviving or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation ("OTHER PROPERTY"), are to be received by or distributed to the holders of Common Stock, then the certificates evidencing the Convertible Preferred Stock shall, as of and after the Change of Control, evidence only the right to receive, at each Holder's election, which must be delivered by each Holder to the Corporation within 20 days after receiving notice from the Corporation of the right to make such election, either:

     A. the number of shares of common stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and Other Property receivable upon or as a result of such Change of Control by a Holder of the number of shares of Common Stock into which the Convertible Preferred Stock is convertible immediately prior to such event, or

     B. at the effective time of such Change of Control, such Holder's Liquidation Preference multiplied by 150%.

If a timely election is not made pursuant to this Section IX, the Holder shall receive the benefit of Section IX.A and shall not be entitled to the benefit of
Section IX.B. If notice of a Change of Control is given but the Change of Control transaction is not, for any reason, consummated, the elections of the Holders given in connection with such notice shall be of no force or effect, ab initio.

X.   OTHER ACTION AFFECTING COMMON STOCK.
     -----------------------------------

                  In case at any time or from time to time the Corporation shall take any action in respect of its Common Stock, other than the payment of dividends permitted by Section V or any other action described in Section V, then, unless such action will not have a materially adverse effect upon the rights of the Holder of Convertible Preferred Stock, the number of shares of Common Stock or other stock into which the Convertible Preferred Stock is convertible exercisable and/or the purchase price thereof shall be adjusted in such manner as may be equitable in the circumstances.

XI.  CERTAIN LIMITATIONS.
     -------------------

                  Notwithstanding anything herein to the contrary, the Corporation agrees not to enter into any transaction that, by reason of any adjustment hereunder, would cause the current Conversion Value to be less than the par value per share of Common Stock.

XII. TRANSFER OF PREFERRED STOCK.
     ---------------------------

     A. Transfer. Subject to compliance with all applicable federal and state securities laws by the transferor and the transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Corporation, if such are requested by the Corporation; provided that such letters and legal opinions shall not be unreasonably requested with respect to a transfer to an affiliate of a Holder) and any shareholders agreement to which the transferor is a party, the Preferred Stock and all rights therein may be transferred or assigned in whole or in part.

     B. Prohibited Transfers. Notwithstanding anything to the contrary herein, the Holder shall at all times be prohibited from transferring any Preferred Stock or right therein to a person or entity who, at the time of such determination, is currently engaging, or is reasonably likely to engage, in the same or a substantially similar business as that of the Corporation.

XIII. STOCK TRANSFER TAXES.
      --------------------

                  The issue of stock certificates upon conversion of the Convertible Preferred Stock shall be made without charge to the converting Holder for any tax in respect of such issue; provided, however, that the Corporation shall be entitled to withhold any applicable withholding taxes with respect to such issue, if any.

XIV. CERTIFICATE AS TO ADJUSTMENTS.
     -----------------------------

                  Upon the occurrence, if any, of each adjustment or readjustment of the Conversion Value, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Value at the time in effect for the Convertible Preferred Stock and (iii) the number of shares of Common Stock and the amount, if any, or other property which at the time would be received upon the conversion of Convertible Preferred Stock owned by such Holder.

XV.  PAYMENT OF CASH; DEFAULTS.
     -------------------------

                  Whenever the Corporation is required to make any cash payment to a Holder under this Certificate of Designation (as payment of any dividend, upon redemption or otherwise), such cash payment shall be made to the Holder within five business days after delivery by such Holder of a notice specifying that the Holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made and any supporting documentation reasonably requested by the Corporation to substantiate the Holder's claim to such cash payment or the amount thereof. If such payment is not delivered within such five business day period, such Holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of eighteen percent (18%) and the highest interest rate permitted by applicable law until such amount is paid in full to the Holder.

XVI. ALLOCATION OF NASDAQ CAP AMOUNT AND RESERVED AMOUNT. The initial Nasdaq Cap and Reserved Amount shall be allocated pro rata among the Holders of Convertible Preferred Stock (and, in the case of the Nasdaq Cap, the holders of such other securities issued pursuant to the Purchase Agreement or other agreements entered into in connection therewith) based on the number of shares of Convertible Preferred Stock (and, in the case of the Nasdaq Cap, such other securities) issued to each such Holder. Each increase to the Nasdaq Cap and the Reserved Amount shall be allocated pro rata among the Holders of Convertible Preferred Stock (and, in the case of the Nasdaq Cap, the holders of such other securities issued pursuant to the Purchase Agreement or other agreements entered into in connection therewith) based on the number of shares of Convertible Preferred Stock (and, in the case of the Nasdaq Cap, such other securities) held by each Holder at the time of the increase in the Nasdaq Cap or Reserved Amount. In the event a Holder shall sell or otherwise transfer any of such Holder's shares of Convertible Preferred Stock (or, in the case of the Nasdaq Cap, such other securities), each transferee shall be allocated a pro rata portion of such transferor's Nasdaq Cap and Reserved Amount. Any portion of the Nasdaq Cap or Reserved Amount which remains allocated to any person or entity which does not hold any Convertible Preferred Stock (or, in the case of the Nasdaq Cap, such other securities) shall be allocated to the remaining Holders of shares of Convertible Preferred Stock (and, in the case of the Nasdaq Cap, the holders of such other securities issued pursuant to the Purchase Agreement or other agreements entered into in connection therewith), pro rata based on the number of shares of Convertible Preferred Stock (and, in the case of the Nasdaq Cap, such other securities) then held by such Holders.

XVII. NOTICES OF RECORD DATE. In the event of any fixing by the Corporation of a record date for the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any shares of Common Stock or other securities, or any right to subscribe for, purchase or otherwise acquire, or any option for the purchase of, any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each Holder at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or right.

XVIII. NOTICES. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section XVIII prior to 4:00 p.m. (Chicago time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Business Day or later than 4:00 p.m. (Chicago time) on any Business Day, or (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service such as Federal Express. The address for such notices and communications shall be as follows: (i) if to the Corporation, to 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181, facsimile: 630.932.8852, Attention: Chief Executive Officer, with a copy to Pepper Hamilton LLP, 600 Fourteenth Street, N.W., Washington, D.C. 20005-2004, Fax No. 202.220.1665, Att'n Robert B. Murphy,

Esquire or (ii) if to a Holder, to the address or facsimile number appearing on the Corporation's stockholder records or, in either case, to such other address or facsimile number as the Corporation or a Holder may provide to the other in accordance with this Section.

                  IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation on behalf of the Corporation this 9th day of September, 2003.

/s/ T. Kendall Hunt
-----------------------------------------
Name:    T. Kendall Hunt
Title:   Chairman of the Board and Chief
         Executive Officer

                                    EXHIBIT A

                            FORM OF CONVERSION NOTICE

       (To be executed by the registered Holder in order to convert shares of Convertible Preferred Stock)

                  The undersigned hereby irrevocably elects to convert the number of shares of Series D 5% Cumulative Convertible Voting Preferred Stock (the "Convertible Preferred Stock") indicated below into shares of common stock, par value $.001 per share (the "Common Stock"), of VASCO Data Security International, Inc., a Delaware corporation (the "Company"), according to the Certificate of Designations, Rights and Preferences of the Convertible Preferred Stock and the conditions hereof, as of the date written below. The undersigned hereby requests that certificates for the shares of Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. A copy of the certificate representing the Convertible Preferred Stock being converted is attached hereto.

--------------------------------------------------------------------------------
Date to Effect Conversion



--------------------------------------------------------------------------------
Number of shares of Convertible Preferred Stock owned prior to Conversion



--------------------------------------------------------------------------------
Number of shares of Convertible Preferred Stock to be Converted



--------------------------------------------------------------------------------
Stated Value of Convertible Preferred Stock to be Converted



--------------------------------------------------------------------------------
Amount of accumulated and unpaid dividends on shares of Convertible Preferred Stock to be Converted



--------------------------------------------------------------------------------
Number of shares of Common Stock to be Issued (including conversion of accrued but unpaid dividends on shares of Convertible Preferred Stock to be Converted)



--------------------------------------------------------------------------------
Applicable Conversion Value



--------------------------------------------------------------------------------
Number of shares of Convertible Preferred Stock owned subsequent to Conversion

Conversion Information:    [NAME OF HOLDER]


      By:
          -------------------------------------------------------------
          Name:
          Title:

      Address of Holder:


      -----------------------------------------------------------------

      -----------------------------------------------------------------

      Issue Common Stock to (if different than above):

      Name:
              ---------------------------------------------------------

      Address:
              ---------------------------------------------------------

              ---------------------------------------------------------

The undersigned represents, subject to the accuracy of information filed under the Securities Act and the Exchange Act by any person other than such holder with respect to the outstanding Common Stock of the Company (including securities or property convertible into or exchangeable for Common Stock, with or without the payment of consideration), as of the date hereof that, after giving effect to the conversion of Convertible Preferred Shares pursuant to this Conversion Notice, the undersigned will not exceed the "Beneficial Ownership Cap" contained in Section V.F of the Certificate of Designations, Rights and Preferences of the Convertible Preferred Stock.


      -----------------------------------------------------------------
      Name of Holder

      By:
            -----------------------------------------------------------
            Name:
            Title:




                                      A-2